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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 FORM 8-A / A-1

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                               H.B. FULLER COMPANY
             (Exact name of registrant as specified in its charter)

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
                   MINNESOTA                                 41-0268370
     (State of incorporation or organization)   (I.R.S. Employer Identification No.)


             1200 WILLOW LAKE ROAD
              ST. PAUL, MINNESOTA                            55110-5101
   (Address of principal executive offices)                  (Zip Code)
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                                    copy to:
                                 JAY L. SWANSON
                              DORSEY & WHITNEY LLP
                             220 SOUTH SIXTH STREET
                              MINNEAPOLIS, MN 55402
                                 (612) 340-2763

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /X/

Securities Act registration statement file number to which this Form relates:
                                                                  Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class             Name of each exchange on which
            to be so registered             each class is to be registered

                  NONE                                   NONE

Securities to be registered pursuant to Section 12(g) of the Act:

                          COMMON STOCK PURCHASE RIGHTS
                                (Title of Class)

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The response to Item 1 of the Registration Statement on Form 8-A of H.B. Fuller Company (the "Company") dated July 30, 1996 (the "Form 8-A") is hereby amended by adding the following text:

         On December 7, 2000, the Board of Directors of the Company approved certain amendments to the Shareholder Rights Agreement (the "Rights Agreement") dated as of July 18, 1996, between the Company and Norwest Bank Minnesota, National Association, as Rights Agent. The amendments to the Rights Agreement were effectuated through an Amendment to Rights Agreement (the "Amendment") dated January 23, 2001, between the Company and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, National Association). A copy of the Amendment is filed as Exhibit 1 hereto and is incorporated herein by reference. The Amendment is summarized below. Capitalized terms used without definition herein have the meanings assigned to them in the Rights Agreement.

         Prior to the Amendment, the Rights Agreement provided that any action to be taken or decision to be made at the discretion of the Company's directors in connection with the Rights Agreement was to be taken or made at the discretion of a majority of the Continuing Directors. Such actions included, among other matters, the redemption of the Rights and the amendment of the Rights Agreement under certain circumstances. The Rights Agreement defined a "Continuing Director" as any Person who (1) is a member of the Company's Board of Directors, (2) while a member of the Board of Directors, is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of such Affiliate or Associate, and (3) was a member of the Board of Directors on the date of the Rights Agreement or (4) becomes a member of the Board of Directors after the date of the Rights Agreement, if such person's initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.

         The Amendment replaced all references to the Continuing Directors with references to the Board of Directors. As a result, any provision of the Rights Agreement that previously required the approval, agreement or determination of a majority of the Continuing Directors now requires the approval, agreement or determination of the Board of Directors. Consequently, redemption of the Rights and amendment of the Rights Agreement in all circumstances will require the approval of the Board of Directors rather than a majority of the Continuing Directors.

         This summary description of the Amendment and the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment and to the Rights Agreement.

ITEM 2.  EXHIBITS.

Number            Description
------            -----------

   1 Amendment to Rights Agreement, dated as of January 23, 2001, between H.B. Fuller Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent.


                                      -2-
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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                               H.B. FULLER COMPANY

Date:  January 26, 2001        By /s/ Richard C. Baker
                                  ----------------------------------------------
                                  Richard C. Baker
                                  Vice President, General Counsel and Secretary



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                                  EXHIBIT INDEX

Number            Description
------            -----------

   1 Amendment to Rights Agreement, dated as of January 23, 2001, between H.B. Fuller Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent.